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FOR IMMEDIATE RELEASE

Lagrangeville, New York
November 20, 2000

Premier National Bancorp, Inc. (AMEX:PNB) today announced that the special meeting of its shareholders to consider and vote on the proposed merger with M&T Bank Corporation (NYSE:MTB) will be held on Thursday, January 25, 2001 at the Sheraton Civic Center Hotel in Poughkeepsie, New York, at 9:00 a.m. Shareholders of record on December 8, 2000 will be entitled to notice of, and to vote at, this meeting. Premier's Board of Directors also fixed December 8, 2000 as the record date for determining shareholders who will be entitled to the right, under the election procedures of the planned merger, to submit election forms for the amount of their shares they wish to exchange for cash, M&T common stock or a combination of both. Accordingly, shareholders who acquire shares of Premier stock after December 8, 2000 will not be entitled to election rights with respect to such shares and if the merger is approved by Premier's shareholders, will receive cash and/or M&T stock in exchange for their Premier shares, only after preferential consideration has been given to those shareholders who were entitled to and made such elections. Accordingly, shareholders who acquire shares after December 8, 2000 will be allocated cash and/or shares of M&T stock in such proportions as are necessary to comply with the M&T stock issuance limitations set forth in the merger agreement.

FOR FURTHER INFORMATION, CONTACT:

John Charles VanWormer                or             T. Jefferson Cunningham III
President                                                         Chairman & CEO
845-437-4303                                                        845-437-4305






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